Exhibit 99.1

Press Release

Information for Investors:	Information for Media:

Steve Eagerton	Michelle Kersch
Black Knight	Black Knight
904.854.3683	904.854.5043
steven.eagerton@bkfs.com	michelle.kersch@bkfs.com

Black Knight Announces Amended and Restated Credit Facilities

JACKSONVILLE, Fla. – March 10, 2021 -- Black Knight, Inc. (NYSE:BKI) (“Black Knight” or “BKI”), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital market verticals, today announced that its indirect subsidiary, Black Knight InfoServ, LLC, a Delaware limited liability company (the “Borrower”) entered into a second amended and restated senior secured credit facility (the “Facilities”), comprised of a $1.15 billion five-year senior secured term loan A facility and a $1 billion five-year senior secured revolving credit facility (the “Revolver”). The Facilities have been extended and expanded to provide continued financial flexibility and liquidity.

The proceeds of the Facilities were used to repay in full the indebtedness outstanding under the previous amended and restated senior secured credit facility, and pay associated fees and expenses. The Facilities are guaranteed by BKI’s indirect subsidiary, Black Knight Financial Services, LLC (“BKFS LLC”), the Borrower and certain of the Borrower’s existing and future domestic subsidiaries and are secured by substantially all tangible and intangible assets of BKFS LLC, the Borrower and certain of the Borrower’s existing and future domestic subsidiaries.

About Black Knight
Black Knight, Inc. (NYSE:BKI) is an award-winning software, data and analytics company that delivers innovation in the mortgage lending and servicing and real estate industries, as well as the capital and secondary markets. Businesses leverage our robust, integrated solutions across the entire homeownership life cycle to help retain existing customers, gain new customers, mitigate risk and operate more effectively.

Our clients rely on our proven, comprehensive, scalable products and our unwavering commitment to delivering superior client support to achieve their strategic goals and better serve their customers. For more information on Black Knight, please visit www.blackknightinc.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to the Facilities providing continued financial flexibility and liquidity.
SOURCE: BLACK KNIGHT, INC.
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